Exhibit 10.1

FIRST AMENDMENT AND JOINDER

TO

AMENDED AND RESTATED CREDIT AGREEMENT

(THE “FIRST AMENDMENT”)

DATED AS OF JULY 9, 2018

Reference is made to the AMENDED AND RESTATED CREDIT AGREEMENT, dated as of September 29, 2017, (as amended, restated, supplemented or otherwise modified to date, the “Credit Agreement”) among CIBC Bank USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Issuing Lender and as a Lender, (“CIBC Bank”), Bank of the West, as Joint Lead Arranger, Issuing Lender and as a Lender, (“Bank of the West”), Capital One, N.A., as Co-Syndication Agent and as a Lender (“Capital One”), Regions Bank, as Co-Syndication Agent and as a Lender (“Regions Bank”) and the other financial institutions party to the Credit Agreement and identified on the signature pages hereto (together with CIBC Bank, Bank of the West, Capital One and Regions Bank, the “Lenders”) and Primoris Services Corporation, a Delaware corporation, (the “Borrower”).  Any terms not defined herein shall have the meanings set forth in the Credit Agreement.

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend Borrower a term loan in the aggregate principal amount of $220,000,000 to finance the Willbros Group Acquisition (as defined below), to refinance existing indebtedness and for general corporate purposes;

WHEREAS, the Lenders have agreed to extend the aforesaid term loan to Borrower contingent upon the amendments to Credit Agreement and the terms and conditions set forth in this First Amendment; and

WHEREAS, Capital One, N.A. and Regions Bank have agreed to join the Credit Agreement as Lenders.

NOW THEREFORE, in consideration of the premises, and the mutual covenants and agreements set forth herein, the Borrower and the Lenders hereby agree to amend the Credit Agreement as follows:

SECTION A.                       AMENDMENT

1.                                      The second paragraph of the preamble is hereby deleted in its entirety and replaced with the following paragraph:

The Lenders have agreed to make available to Borrower a revolving credit facility (which includes letters of credit) upon terms and conditions set forth herein to provide for the working capital requirements and general corporate purposes of Borrower and have also agreed to make available to Borrower a term loan to finance the acquisition of Willbros Group, Inc., a Delaware corporation, to refinance existing indebtedness and for general corporate purposes.

2.                                      The third paragraph of the preamble is hereby deleted in its entirety.

3.                                      The fourth paragraph of the preamble is hereby amended to delete the language “and PGIM” therefrom.

4.                                      The clause “(as may be adjusted in accordance with Section 8.2(b)” is hereby added after the language “(the “Level”) then in effect…” in the first sentence of the definition of Applicable Margin in Section 1. DEFINITIONS and the reference to Section 10.1.3 in SubParagraph (a) of the second paragraph of the definition of Applicable Margin in Section 1. DEFINITIONS is hereby changed to instead be a reference to Section 10.1.4.

5.                                      The following sentence is hereby added to the end of the definition of Applicable Margin in Section 1. DEFINITIONS:

The Applicable Margin shall be based on Level V from the First Amendment                    Closing Date until the date on which the financial statements and Compliance Certificate                  are required to be delivered for the Fiscal Quarter ending September 30, 2018.

6.                                      The definition of Base Rate in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Base Rate means the greater of (a) the prime commercial rate as announced from time to time by CIBC Bank, or (b) the sum of the Federal Funds Rate plus 0.5%.

7.                                      The definition of Debt in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, Earn-Outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.  Notwithstanding the foregoing, Debt shall not include any indebtedness and/or other obligations that are Cash Collateralized and/or indebtedness and/or other obligations that are collateralized by letters of credit.

8.                                      The definition of LIBOR Rate or LIBOR in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

LIBOR Rate or LIBOR shall mean, on the Interest Rate determination date thereof, a variable rate of interest equal to, a) (i) the rate described as the “London Interbank Offered Rate” for the applicable Interest Period in the Money Rates section of The Wall Street Journal, or (ii) the rate of interest determined by Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rate for U.S. Dollars for the applicable Interest Period based upon the information presented in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), as of 11:00 a.m. (London time) on the day of determination of such LIBOR Rate (or the Business Day prior thereto, if banks in London, England were not open and dealing offshore United States dollars on such day), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).  If the Bloomberg Financial Markets system or The Wall Street Journal ceases to provide such quotes or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans and such date has occurred, the LIBOR Successor Rate may be used by Lender.  If on any date of determination (a) more than one “London Interbank Offered Rate” for the applicable Interest Period is published in The Wall Street Journal, or (b) more than one London interbank offered rate for the applicable Interest Period appears in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), the highest of such rates will be the rate used for such day.  Administrative Agent’s determination of the LIBOR Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period; provided that at no time shall LIBOR, when used to calculate interest rates, be less than 0.00% per annum.

9.                                      The definition of Loan or Loans in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Loan or Loans means, as the context may require, Revolving Loans, the Term Loan and/or Swing Loans.

10.                               Paragraph (D) of the definition of Permitted Acquisition in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following:

(D)                               immediately after giving effect to such Acquisition, the Senior Debt to EBITDA Ratio on a pro forma basis shall not exceed 2.75x and immediately after giving effect to an Acquisition with a Senior Leverage Increase the Senior Debt to EBITDA Ratio shall be in accordance with Section 11.14.2(ii)(a);

11.                               The “and” is hereby deleted from the end of paragraph (L) of the definition of Permitted Acquisition, the “.” at the end of Paragraph (M) of the definition of Permitted Acquisition is hereby replaced with “, and”, and a new Paragraph (N) is hereby added to the definition of Permitted Acquisition in Section 1. DEFINITIONS as follows:

(N)                               Borrower shall have minimum proforma Liquidity of $25,000,000.

12.                               The definition of Pro Rata Share in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Pro Rata Share means with respect to a Lender’s obligation to make Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment and Term Loan Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment and Term Loan Commitment, by (ii) the aggregate Revolving Commitments and Term Loan Commitments of all Lenders and (y) from and after the time the Revolving Commitment and Term Loan Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) and such unpaid portion of the Term Loan by (ii) the aggregate unpaid principal amount of all Revolving Outstandings and the Term Loan.

13.                               The definition of Required Lenders in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Required Lenders means, at any time, Lenders whose Pro Rata Shares equal 51% as determined pursuant to clauses (x) and (y) of the definition of “Pro Rata Share”; provided that the Pro Rata Shares held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

14.                               The definition of Termination Date in Section 1. DEFINITIONS is hereby deleted in its entirety and replaced with the following definition:

Termination Date means the earlier to occur of (a) July 9, 2023, or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

15.                               The following new definitions are hereby added to Section 1. DEFINITIONS in proper alphabetical order:

Designated Proceeds is defined in Section 6.2.2(a).

Facility Increase is defined in Section 2.7.1.

First Amendment Closing Date means July 9, 2018.

LIBOR Successor Rate is defined in Section 8.2.

LIBOR Successor Rate Conforming Changes means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Interest Period, Interest Rate determination date, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Required Lenders, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Administrative Agent determines).

LIBOR Termination Date is defined in Section 4.5.

Liquidity means unencumbered cash plus Revolving Loan Availability.

Mandatory Prepayment Event is defined in Section 6.2.2(a).

Senior Leverage Increase is defined in Section 11.14(ii)(a).

Term Loan is defined in Section 2.1.2.

Term Loan Commitment means $220,000,000, as increased from time to time pursuant to Section 2.7.

Willbros Group Acquisition means the Borrower’s acquisition of Willbros Group, Inc., a Delaware corporation, that occurred on June 1, 2018.

16.                               The following definitions are hereby deleted from Section 1. DEFINITIONS and any references to the following definitions in the Credit Agreement are also hereby deleted:  Modified Ratable Portion; Noteholders; PGIM; PGIM Amendment; PGIM Note Agreement; Series A Notes; Senior Note Documents; Senior Note Obligations; Senior Notes and Senior Note; and Shelf Notes.

17.                               Section 2.1.2 RESERVED is hereby deleted in its entirety and replaced with the following:

2.1.2                     Term Loan Commitment.  Each Lender agrees to make a term loan to Borrower (the “Term Loan”) in the amount of each Lender’s Pro Rata Share of the Term Loan Commitment.  The Commitments of the Lenders to make the Term Loan shall expire concurrently with the making of the Term Loan on the First Amendment Closing Date.

18.                               The phrase “and the Term Loan” is hereby added after the phrase “Each Revolving Loan” in the first sentence of Section 2.2.1 Various Types of Loans.

19.                               Section 2.7 Incremental Facility is hereby deleted in its entirety and replaced with the following:

2.7                               Incremental Facility.

2.7.1                     Incremental Commitment Increases.  Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time and from time to time prior to the Termination Date, to incur additional indebtedness under this Agreement in the form of an increase to the Revolving Commitment or the Term Loan (each, a “Facility Increase”) that, (a) all Revolving Loans made pursuant to any Facility Increase shall be deemed to be Revolving Loans for all purposes hereof except as otherwise provided in this Section 2.7 and the Term Loan made pursuant to any Facility Increase shall be deemed to be a Term Loan for all purposes hereof except as otherwise provided in this Section 2.7 and (b) for the avoidance of doubt, all Loans made pursuant to any Facility Increase will be held ratably, borrowed, repaid and otherwise treated as necessary to provide for pro rata borrowing and repayment with respect to other Loans made pursuant to this Agreement; provided that the aggregate principal amount of all additional Commitments that have been added pursuant to this Section 2.7 (whether or not still outstanding or in effect) shall not exceed $75,000,000 (“Incremental Increase Amount”).

2.7.2                     Terms and Conditions.  The following terms and conditions shall apply to any Facility Increase (i) no Default or Event of Default shall exist immediately prior to or after giving effect to such Facility Increase, and, after giving effect to such Facility Increase on a pro forma basis, the Borrower shall be in compliance with the financial covenants set forth herein based on the financial information most recently delivered to the Administrative Agent, (ii) the terms and documentation in respect of any Facility Increase shall be consistent with the Revolving Loans and the Term Loan, as applicable, (iii) any loans made pursuant to the Facility Increase shall be incurred by the Borrower and will be secured and guaranteed on a pari passu basis with the other obligations of the Borrower, (iv) any such Facility Increase shall have a maturity date on the Termination Date, (v) any Lenders providing such Facility Increase shall be entitled to the same voting rights as the existing Lenders, (vi) any such Facility Increase shall be in a minimum principal amount of (A) $5,000,000 and integral multiples of $5,000,000 in excess thereof, (vii) the proceeds of any such Facility Increase will be used for the purposes set forth herein, (viii) the Borrower shall execute a promissory note in favor of any new Lender or any existing Lender requesting a promissory note, as applicable, who provides a Facility Increase or whose Commitment is increased, as applicable, pursuant to this Section, (ix) the conditions to Extensions of Credit herein shall have been satisfied, (x) the Administrative Agent shall have received (A) an opinion or opinions (including, if reasonably requested by the Administrative Agent, local counsel opinions) of counsel for the Borrower, addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent, (B) any authorizing corporate documents as the Administrative Agent may reasonably request and (C) if applicable, a duly executed Notice of Borrowing, and (xi) the Administrative Agent shall have received from a Responsible Officer of the Borrower updated financial projections and an officer’s certificate, in each case, in form and substance reasonably satisfactory to the Administrative Agent, demonstrating that, (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Facility Increase, and (B) after giving effect to any such Facility Increase on a pro forma basis, the Borrower will be in compliance with the financial covenants set forth herein.  Facility Increases shall be available to the Borrower notwithstanding any previous election by the Borrower to reduce the Revolving Committed Amount.

2.7.3                     Facility Increase.  In connection with the closing of any Facility Increase, the outstanding Loans and Participation Interests shall be reallocated by causing such fundings and repayments (and shall not be subject to any processing and/or recordation fees) among the Lenders (and the Borrower shall be responsible for any costs of the Administrative Agent arising hereunder resulting from such reallocation and repayments and for any payments owing under Section 15.5 of Loans as necessary such that, after giving effect to such Facility Increase, each Lender will hold Loans and Participation Interests based on its Pro Rata Share (after giving effect to such Facility Increase).

2.7.4                     Participation.  Existing Lenders may be offered the opportunity to provide any such Facility Increase, but each such Lender shall have no obligation to provide all or any portion of such Facility Increase.  The Borrower may invite other banks, financial institutions and investment funds reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) to join this Agreement as Lenders hereunder for any portion of such Facility Increase; provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request.

2.7.5                     Amendments.  The Administrative Agent is authorized to enter into, on behalf of the Lenders, any amendment to this Agreement or any other Loan Document or any joinder agreements as may be necessary or advisable to incorporate the terms of any such Facility Increase.

20.                               Section 3.1 Notes is hereby deleted in its entirety and replaced with the following:

3.1  Notes.  At a Lender’s request, the Loans of such Lender shall be evidenced by a Note with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Revolving Commitment and shall be evidenced by a Note with appropriate insertions, payable to the order of such Lender in a face principal amount equal to such Lender’s Pro Rata Share of the Term Loan Commitment.

21.                               Section 4.2 Interest Payment Dates is hereby deleted in its entirety and replaced with the following:

4.2                               Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

22.                               A new Section 4.5  Successor LIBOR Index is hereby added as follows:

4.5                               Successor LIBOR Index.  If the Required Lenders determine that (i) the circumstances set forth in Section 8.2 or 8.3 of this Agreement have arisen and the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent and Borrower may choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR-based interest rate in effect prior to its replacement;

provided that absent such mutual selection by Administrative Agent and Borrower, LIBOR shall refer to the comparable successor rate that is the prevailing market standard for credit facilities similar to the facilities which are governed by this Agreement for the replacement of, or successors to, the Eurodollar rate in the U.S. syndicated loan market.

23.                               Section 6.1.2 Mandatory Reductions of Revolving Commitment is hereby deleted in its entirety and replaced with the following:

6.1.2                     Mandatory Reductions of Revolving Commitment.  After the occurrence and during the continuance of an Event of Default, on the date of any Mandatory Prepayment Event, the Revolving Commitment shall be permanently reduced by an amount (if any) equal to the Designated Proceeds of such Mandatory Prepayment Event over the amount (if any) applied to prepay the Term Loan pursuant to Section 6.2.2.

24.                               6.2.2 Net Cash Proceeds of Asset Dispositions; Net Cash Proceeds of Issuance of Capital Securities; and Net Cash Proceeds of Incurrence of Debt is hereby deleted in its entirety and replaced with the following:

6.2.2                     Mandatory Prepayments.

(a)                                 Borrower shall make a prepayment of the Term Loan applied in inverse order of maturity against scheduled amortization, until paid in full upon the occurrence of any of the following (each, a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)                                     Net Cash Proceeds of Asset Dispositions.  The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if the Borrower or any Loan Party shall at any time or from time to time make an Asset Disposition with respect to any property that, pursuant to Section 11.8, results in a requirement to prepay the Term Loan; provided that in the case of any such Asset Disposition, so long as no Default or Event of Default then exists or would result therefrom, if the Borrower states in its notice of such event that the Borrower or the relevant other Loan Party intends to reinvest, within 180 days of the applicable Asset Disposition, (i) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition constituted Collateral, in property, all or substantially all (as determined by the Collateral Agent) of which property is purchased with such Net Cash Proceeds shall be made subject to the Lien of the applicable Loan Documents in favor of the Collateral Agent or (ii) the Net Cash Proceeds thereof, in the event that the assets subject to such Asset Disposition did not constitute Collateral, in assets similar to the assets which were subject to such Asset Disposition or in property which is otherwise used or useful in the business of the Borrower and the other Loan Parties and, in each case, such property is located within the United States, then the Borrower shall not be required to prepay the Term Loan in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually reinvested in such assets or property within such 180 day period or committed to be reinvested within 90 days thereafter.  Promptly after the end of such 180 day period (or such 90 day period, if applicable), the Borrower shall notify the Administrative Agent as to whether the Borrower or such other Loan Party has reinvested such Net Cash Proceeds in such similar assets or property, and, to the extent such Net Cash Proceeds have not been so reinvested, the Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds.  If the Administrative Agent or the Collateral Agent so request, all proceeds of such Asset Disposition shall be deposited with the Collateral Agent (or its agent) and held by it as Collateral.

(ii)                                  Net Cash Proceeds of Issuance of Capital Securities.  The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if, after the Closing Date, the

Borrower or any Subsidiary shall receive Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Borrower or another Loan Party) if a Default or Event of Default then exists or would result therefrom.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of the terms of this Agreement or the other Loan Documents.

(iii)                               Net Cash Proceeds of Incurrence of Debt.  The Borrower shall prepay the Term Loan in an amount equal to 100% of the Net Cash Proceeds if, after the Closing Date, the Borrower or any Subsidiary shall issue any Debt of any Loan Party (excluding Debt permitted by Section 11.1 hereof) if a Default or Event of Default then exists or would result therefrom.  The Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of the Loan Parties for any breach of Section 11.1 hereof or any other terms of the Loan Documents.

(b)                                 If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1 of this Agreement, the Revolving Outstandings plus the outstanding amount of the Swing Line Loans exceeds the Revolving Commitment, Borrower shall immediately first prepay outstanding Revolving Loans and second Cash Collateralize the outstanding Letters of Credit, in an aggregate amount sufficient to eliminate such excess.

25.                               Section 6.3 Manner of Prepayments is hereby deleted in its entirety and replaced with the following:

6.3.1  All Prepayments.  Each voluntary partial prepayment shall be in a principal amount of $5,000,000 or a higher integral multiple of $1,000,000.  Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.

6.3.2  Application of Prepayments.  All prepayments of the Term Loan shall be applied in inverse order of maturity against scheduled amortization.

26.                               Section 6.4 Repayments shall be deleted in its entirety and replaced with the following:

6.4.1  Revolving Loans.  The Revolving Loans of each Lender along with any accrued and unpaid interest shall be paid in full and the Revolving Commitment shall terminate on the Termination Date.

6.4.2  Term Loan.  The outstanding principal of the Term Loan shall be paid in quarterly principal payments with the first principal payment due on September 30, 2018 in accordance with the following amortization schedule per annum:

Year 1:  $11,000,000

Year 2:  $11,000,000

Year 3:  $11,000,000

Year 4:  $16,500,000

Year 5:  $16,500,000

Unless sooner paid in full, the outstanding principal balance of the Term Loan and any accrued and unpaid interest shall be paid in full on the Termination Date.

27.                               Section 8.2 Basis for Determining Interest Rate Inadequate or Unfair is hereby deleted in its entirety and replaced with the following:8.2  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period: (a) Administrative Agent reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate pursuant to the definition thereof, including, without limitation because the rate is not published in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion); or

(b)                                 the Required Lenders advise Administrative Agent that for any reason in connection with any request for a LIBOR Loan or a conversion thereto or a continuation thereof that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loans, a Governmental Authority having jurisdiction over Lender has made a public statement identifying a specific date after which the LIBOR Rate shall no longer be made available or used for determining the interest rate of loans and such date has occurred, the LIBOR Rate as determined by Administrative Agent will not adequately and fairly reflect the cost to such Lenders of maintaining or funding LIBOR Loans for such Interest Period (taking into account any amount to which such Lenders may be entitled under Section 8.1), or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of such Lenders materially affects such Loans;

then reasonably promptly after such determination by Administrative Agent, Administrative Agent may (without the need for any action or consent by Borrower or any Lender, but with written notice to Borrower) (i) replace the LIBOR Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any existing convention for similar credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), (ii) adjust the LIBOR Margin and L/C Rate set forth in the Applicable Margin by a factor equal to the positive or negative difference between the LIBOR Successor Rate and the LIBOR Rate as of the date of such conversion and (iii) make LIBOR Successor Rate Conforming Changes and Administrative Agent shall promptly notify the other parties thereof (it being understood that such amendment may become effective prior to such notice), and in each such instance, this Agreement shall be deemed to be amended to effect the actions of Administrative Agent taken pursuant to this Section; provided, that if Administrative Agent has not taken any such action, so long as such circumstances shall continue, (i) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan, until the Administrative Agent revokes such notice.

28.                               Section 10.1.10 Updated Schedule is hereby deleted in its entirety and replaced with the following:

10.1.10 Reserved.

29.                               Section 10.6 Use of Proceeds is hereby deleted in its entirety and replaced with the following:

10.6                        Use of Proceeds.  Use the proceeds of the Loans, and the Letters of Credit, solely for working capital purposes, Capital Expenditures, to finance the Willbros Group Acquisition, to refinance existing indebtedness, and for general corporate purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

30.                               SubParagraph (a) of Section 10.9 Further Assurances is hereby deleted in its entirety and replaced with the following:

(a)                                 Take, and cause each other Loan Party to take, such actions as are necessary or as Administrative Agent or the Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Collateral Agent (subject to Permitted Liens) on certain of the assets of Borrower and each Loan Party and guaranteed by each Loan Party, in each case as Administrative Agent may determine. It is the intent of the parties that all obligations of the Loan Parties under the Loan Documents shall be guaranteed by (i) each Subsidiary (other than an Immaterial Subsidiary), whether now existing or hereafter acquired or created, and (ii) each Subsidiary that ceases to be an Immaterial Subsidiary, and shall be, to the extent set forth in the Collateral Documents, secured by substantially all the property and assets of each of the Loan Parties, whether now existing or hereafter acquired, including, without limitation, securities accounts, accounts, chattel paper, instruments, deposit accounts, investment property, documents, contracts, letter-of-credit rights, general intangibles, equipment, inventory, permits, patents, trademarks, copyrights, trade names, service marks, Capital Securities issued by the Borrower’s Subsidiaries or other Persons and other properties acquired after the date hereof, to the extent required by the Collateral Documents.

31.                               The language in SubParagraph (c) of Section 10.9 Further Assurances from the beginning of SubParagraph (c) and ending with “concurrently therewith” in the eighth line of SubParagraph (c) is hereby deleted and replaced with the following (and thereafter Subparagraph (c) shall remain unchanged):

(c)                                  At the Borrower’s expense, the Borrower shall: (a) (x) cause each subsequently acquired or organized Subsidiary (other than an Immaterial Subsidiary) and cause each Subsidiary that ceases to be an Immaterial Subsidiary, within thirty (30) days after such acquisition or organization or cessation of Immaterial Subsidiary status, concurrently therewith…

32.                               Section 10.12 Permissible Payments is hereby deleted in its entirety and replaced with the following:

10.12                 Permissible Payments.  So long as there is pro forma compliance with the financial covenants contained in Section 11.14 hereof and so long as there is no Default or Event of Default that would result therefrom, the Borrower may (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, (e) set aside funds for any of the foregoing, (f) may make regularly scheduled payments of interest and principal in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof and, (g) pay any Earn-Outs; provided that, for purposes of clarification, Subsidiaries of the Borrower shall at all times be permitted to make dividends or distributions to any of the Loan Parties.

33.                               SubParagraph (a) of Section 11.1 Debt is hereby deleted in its entirety and replaced with the following:

(a)                                 Obligations under this Agreement and the other Loan Documents;

34.                               A new sentence is hereby added to the end of Section 11.8 Asset Disposition as follows:

“Notwithstanding the foregoing, on terms and conditions acceptable to Administrative Agent and Required Lenders, Borrower may, at any one time, sell its accounts receivable up to an aggregate amount of $50,000,000.”

35.                               The last sentence of Section 11.8 Asset Disposition is hereby deleted in its entirety and replaced with the following sentence:

If the net sales proceeds of any asset sales, including the sale of any business, Subsidiary or investment, for any Fiscal Year are greater than 20% of Consolidated Tangible Assets of the Borrower and the Loan Parties, the Borrower shall be required to make prepayments of the Term Loan in accordance with Section 6.2.2 and the Revolving Commitment shall be reduced as set forth in Section 6.1.2.

36.                               SubParagraph (c)(iii)(D) is hereby deleted in its entirety; an “and” is added after SubParagraph (c)(iii)(B); and a “.” is added after SubParagraph (c)(iii)(C) of Section 11.9 Inconsistent Agreements.

37.                               Section 11.14.2 Senior Debt to EBITDA Ratio is hereby deleted in its entirety and replaced with the following:

11.14.2       Senior Debt to EBITDA Ratio.

(i)                                     Subject to SubSection (ii) of this Section 11.14.2, not permit the Senior Debt to EBITDA Ratio for the Borrower and the Subsidiaries as of the last day of any Computation Period, calculated at the end of each Fiscal Quarter, to exceed 3.00x.

(ii)                                  (a) At the request of the Borrower and subject to the conditions set forth in paragraph (b) of this SubSection (ii) of Section 11.14.2, not permit the Senior Debt to EBITDA Ratio to exceed 3.5x for the Fiscal Quarter in which the Permitted Acquisition occurs and for the two Fiscal Quarters following the Acquisition (the “Senior Leverage Increase”); thereafter the Senior Debt to EBITDA Ratio as of the last day of any Computation Period, calculated at the end of each Fiscal Quarter, shall not exceed 3.00x; and

(b) paragraph (a) of this SubSection (ii) of Section 11.14.2 shall have the following conditions precedent: (i) the value of the Permitted Acquisition must be greater than $25,000,000; (ii) the pro forma Senior Debt to EBITDA Ratio at the time of the Acquisition shall not exceed 3.25x; (iii) there shall only be three Senior Leverage Increases between the First Amendment Closing Date and the Termination Date; (iv) the Senior Leverage Increases cannot be exercised in consecutive terms; and (v) the Senior Debt to EBITDA Ratio must not exceed 3.00x for at least one Fiscal Quarter between the Senior Leverage Increases.

38.                               Section 11.17 Shelf Notes is hereby deleted in its entirety.

39.                               The second paragraph of Section 15.1 Waiver; Amendments is hereby amended by adding references to “the Term Loan, the Term Loan Commitment,” after the references to “the Revolving Loans, the Revolving Commitments” and before the references to “and the accrued interest and fees.”

40.                               The second sentence of SubParagraph (b) of Section 15.6.1 Assignments. is hereby deleted in its entirety and replaced with the following sentence:

“Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Administrative Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Commitment plus the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Commitment retained by the assigning Lender plus the principal amount of the Term Loan retained by the assigning Lender).”

41.                               ANNEX A “Lenders and Pro Rata Shares” is hereby replaced with the attached ANNEX A.

42.                               ANNEX B “Notice” is hereby replaced with the attached ANNEX B.

SECTION B.                       JOINDER.

Pursuant to the execution and delivery of this First Amendment, Capital One, N.A. and Regions Bank each agree (i) to join the Credit Agreement as a Lender; and (ii) that each is bound by all terms and conditions of the Credit Agreement.  All references to a “Lender” and/or “Lenders” in the Credit Agreement shall include Capital One, N.A. and Regions Bank along with the other Lenders.

SECTION C.                       NO OTHER CHANGE OF TERMS.

Except as amended by the foregoing, no other terms of the Credit Agreement are in any way changed by this First Amendment and the Credit Agreement shall continue in full force and effect in accordance with its terms.  Reference to this specific Amendment need not be made in the Credit Agreement, or any other instrument or document executed in connection therewith, any reference in any such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

SECTION D.                       CONDITIONS OF AMENDMENT.

Notwithstanding any other provisions of this First Amendment, the Lenders shall not be required to extend the Loans if any of the following conditions shall have occurred:

D-1.                         Documents to be Delivered at Closing.  The Borrower shall have failed to execute and deliver or shall have failed to cause to have executed and delivered to Lenders any of the following duly executed Documents of even date herewith, all of which must be satisfactory to Lenders in form, substance and execution:

(a)                                 First Amendment.  Nine originals of the First Amendment;

(b)                                 Acknowledgement and Reaffirmation of Guaranty and Collateral Agreement.  Nine originals of the Acknowledgement and Reaffirmation of Guaranty and Collateral Agreement;

(c)                                  Notes.  One original of each of the Notes reflecting the pro rata share of each Lender of the Revolving Commitment and the Term Loan Commitment;

(d)                                 Termination of Intercreditor Agreement as to the Prudential entities.  Nine originals of the Termination of Intercreditor Agreement as to the Prudential entities;

(e)                                  Organizational and Authorization Documents - Borrower.  Copies of (i) the Articles of Incorporation and Bylaws of the Borrower and each Guarantor; (ii) resolutions of the board of directors of the Borrower and each Guarantor approving and authorizing the execution, delivery and performance of the First Amendment and the Notes issued pursuant to the First Amendment; and (iii) signature and incumbency certificates of the officers of the Borrower, executing the First Amendment and the Notes issued pursuant to the First Amendment, each of which the Borrower certifies to be true and complete, and in full force and effect without modification, it being understood that the Lenders may conclusively rely on each such document and certificate until formally advised by the Borrower of any changes therein;

(f)                                   Updated Schedules to the Credit Agreement.  Copies of updated Schedules to the Credit Agreement;

(g)                                  Payment of Fees and Fee Letter.  Payment of all required fees as described in the fee letter and a copy of the fee letter setting forth the required fees in connection with the First Amendment;

(h)                                 Legal Opinion Letter of General Counsel.                   Legal opinion letter of General Counsel to the Borrower as to the due authorization and enforceability of the First Amendment, the Notes and all other Loan Documents.

(i)                                     Insurance Capacity.  Evidence satisfactory to CIBC Bank of the existence of insurance required to be maintained pursuant to the Credit Agreement, together with evidence that CIBC Bank has been named as a lender’s loss payee on all related insurance policies; and

(j)                                    Additional Documents.  Such other certificates, financial statements, schedules, resolutions, opinions of counsel and other documents which are provided for hereunder or which the Lenders shall require.

D-2                            Representations, Warranties and Covenants.  In order to induce the Lenders to enter into this First Amendment, the Borrower hereby represents, warrants and covenants to the Lenders as of the date hereof, both immediately before and after giving effect to this First Amendment, as follows:

(a)                                 no Default or Event of Default exists;

(b)                                 no Material Adverse Effect has occurred;

(c)                                  the execution and delivery of this First Amendment and the performance by the Borrower of its obligations hereunder are within the Borrower’s powers and authority, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with the organizational documents of the Borrower;

(d)                                 the Credit Agreement and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by the Lenders against the Borrower, and the Borrower expressly reaffirms or confirms, as applicable, each of its obligations under the Credit Agreement and each of the other Loan Documents, including, without limitation, the Obligations;

(e)                                  the Borrower further expressly acknowledges and agrees that the Lenders have a security interest in and lien against each item of Collateral as of the date of this First Amendment.

(f)                                   the Borrower agrees that it has no defenses, setoffs, claims or counterclaims which could be asserted against the Lenders arising from or in connection with the Credit Agreement or any other Loan Document;

(g)                                  no consent, order, qualification, validation, license, approval or authorization of, or filing, recording, registration or declaration with, or other action in respect of, any governmental body, authority, bureau or agency or other Person is required in connection with the execution, delivery or performance of, or the legality, validity, binding effect or enforceability of, this First Amendment by or on behalf of the Borrower;

(h)                                 The execution, delivery and performance of this First Amendment by Borrower does not and will not violate any law, governmental regulation, judgment, order or decree applicable to the Borrower and does not and will not violate the provisions of, or constitute a default or any event of default under, or result in the creation of any security interest or lien upon any property of the Borrower pursuant to, any indenture, mortgage, instrument, contract, agreement or other undertaking to which the Borrower is a party or are subject or by which the Borrower or any of its real or personal property may be bound; and

(i)                                     The representations, warranties and covenants set forth in the Credit Agreement and the other documents evidencing, securing, or related to the Credit Agreement, as amended, modified, supplemented, restated, or replaced, to date, are and shall be and remain true and correct in all material respects (except that the financial statements shall be deemed to refer to the most recent financial statements of the Borrower delivered to CIBC Bank) and the Borrower is in full compliance with all other terms and conditions of the Credit Agreement.

SECTION E.  MISCELLANEOUS.

(a)                                 This First Amendment is a Loan Document and all of the provisions of the Credit Agreement that apply to Loan Documents apply hereto.

(b)                                 The Borrower hereby agrees to pay any and all fees and expenses associated with this First Amendment including, but not limited to, legal fees and expenses of Perkins Coie LLP, counsel to CIBC Bank and Buchalter, counsel to Bank of the West.

(c)                                  The Borrower hereby represents and warrants that as of the date hereof, there are no defenses, setoffs, claims or counterclaims which could be asserted against the Lenders arising from or in connection with the Credit Agreement or any other Loan Document.

(d)                                 The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, nor constitute a waiver of any provision of the Credit Agreement, or the Loan Documents.  Nothing herein is intended or shall be construed as a waiver of any existing defaults or Events of Default under the Credit Agreement or other Loan Documents.  This First Amendment (together with any other document executed in connection herewith) is not intended to be, nor shall it be construed as, a novation of the Credit Agreement or any of the Loan Documents.  Except as expressly set forth in this First Amendment, no terms of the Credit Agreement or the other Loan Documents are in any way changed by this First Amendment and the aforementioned documents shall continue in full force and effect in accordance with their terms.

(e)                                  The Borrower and its predecessors and subsidiaries, together with their respective successors and assigns (collectively, the “Releasors” and individually each a “Releasor”), knowingly, voluntarily, and intentionally release and forever discharge the Lenders, their predecessors, advisors, agents, Affiliates, directors, employees, officers, parents, representatives and subsidiaries, together with their respective successors and assigns (collectively, the “Released Parties” and individually each a “Released Party”) from all possible claims, counterclaims, demands, actions, causes of action, damages, costs, expenses and liability whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, at law or in equity, in each case, originating in whole or in part prior to the date hereof in connection with or otherwise relating to the Loan Documents and the transactions contemplated therein, which any Releasor may now or hereafter have against any Released Party, if any (collectively, the “Released Claims”), and irrespective of whether any such Released Claims arise out of contract, tort, equity, violation of law or regulations, or otherwise.

(f)                                   THIS FIRST AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(g)                                  This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  A facsimile or other electronic signature to this First Amendment shall be acceptable to CIBC Bank in order to effectuate the First Amendment and all parties agree to provide CIBC Bank with original signatures promptly upon execution of this First Amendment.

(h)                                 The Lenders hereby consent to the execution and delivery of this First Amendment.

[Signature Page to Follow]

The parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

PRIMORIS SERVICES CORPORATION, as		BANK OF AMERICA,
Borrower		as a Lender

By:	/s/ Peter J. Moerbeek	By:	/s/ Mary Beatty
Its:	Executive Vice President, Chief Financial Officer	Its:	Senior Vice President

CAPITAL ONE, N.A.,
CIBC BANK USA, as Administrative Agent, Joint Lead Arranger,		as Co-Syndication Agent and as a Lender
Collateral Agent, Issuing Lender and as a Lender		By:	/s/ Tim Miller
		Its:	Vice President
By:	/s/ John M. O’Connell
	John M. O’Connell	IBERIABANK,
	Managing Director	as a Lender

BANK OF THE WEST,		By:	/s/ Philip Coote
as Joint Lead Arranger, Issuing Lender and as a Lender		Its:	Relationship Manager

By:	/s/ Nabil B. Khoury	REGIONS BANK,
Its:	Senior Lead RM	as Co-Syndication Agent and as a Lender

		By:	/s/ Derek Miller
BRANCH BANKING AND TRUST COMPANY,		Its:	Vice President
as a Lender
SIMMONS BANK,
as a Lender
By:	/s/ Jim Wright
Its:	Assistant Vice President, Corporate Banking	By:	/s/ Scott Heady
		Its:	Senior Vice President

Signature Page to First Amendment to Amended and Restated Credit Agreement

EXHIBIT A

[Form of] ACKNOWLEDGEMENT AND REAFFIRMATION

DATED AS OF JULY 9, 2018

Each of the undersigned, as a Loan Party, hereby acknowledges and consents to the First Amendment, of even date herewith (the “First Amendment”), to the Amended and Restated Credit Agreement dated as of September 29, 2017, (as amended, restated, supplemented or otherwise modified to date, the “Credit Agreement”) among CIBC Bank USA, as Administrative Agent, Collateral Agent, Joint Lead Arranger, Issuing Lender and as a Lender, (“CIBC Bank”), Bank of the West, as Joint Lead Arranger, Issuing Lender and as a Lender (“Bank of the West”), the other financial institutions party to the Credit Agreement and identified on the signature pages thereto (together with CIBC Bank and Bank of the West, the “Lenders”) and Primoris Services Corporation, a Delaware corporation, (the “Borrower”), and hereby confirms and agrees that the Loan Documents to which each Loan Party is a party are, and shall continue to be, in full force and effect and are hereby confirmed and ratified in all respects, after giving full effect to the First Amendment.

Additionally, except for the name change of BW Primoris, LLC to Primoris Build, Own and Operate, LLC, each Loan Party reaffirms the accuracy of the information contained in the Perfection Certificates dated as of September 29, 2017, and with respect to Willbros Group, Inc., the Perfection Certificate dated as of June 1, 2018.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute this Acknowledgment and Reaffirmation as of the date first written above.

PRIMORIS SERVICES CORPORATION		PRIMORIS DESIGN & CONSTRUCTION, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

ARB, INC.		PRIMORIS DISTRIBUTION SERVICES, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

ARB STRUCTURES, INC.		PRIMORIS ELECTRIC, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

BTEX MATERIALS, LLC		PRIMORIS ENERGY SERVICES CORPORATION

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

CARDINAL CONTRACTORS, INC.		Q3 CONTRACTING, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

JAMES CONSTRUCTION GROUP, L.L.C.		ROCKFORD CORPORATION

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

JUNIPER ROCK CORPORATION		ROCKFORD HOLDINGS CORPORATION

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

MILLER SPRINGS MATERIALS, L.L.C.		VADNAIS TRENCHLESS SERVICES, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

ONQUEST, INC.		WILLBROS GROUP, INC.

By:	/s/ Peter J. Moerbeek	By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer	Its:	Executive Vice President, Chief Financial Officer

ONQUEST HEATERS, INC.

By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer

PFMG SOLAR TUSTIN, LLC

By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer

PRIMORIS AEVENIA, INC.

By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer

PRIMORIS BUILD, OWN & OPERATE, LLC

By:	/s/ Peter J. Moerbeek
Its:	Executive Vice President, Chief Financial Officer

ANNEX A

LENDERS AND PRO RATA SHARES

Lender	Revolver Allocation	Term Allocation	Total Allocation	Final Allocation %

CIBC Bank USA	$40,800,000	$44,880,000	$85,680,000	20.40%
Bank of the West	$40,800,000	$44,880,000	$85,680,000	20.40%
Capital One	$23,800,000	$26,180,000	$49,980,000	11.90%
Regions Bank	$23,800,000	$26,180,000	$49,980,000	11.90%
Bank of America	$19,940,000	$21,934,000	$41,874,000	9.97%
BB&T	$19,940,000	$21,934,000	$41,874,000	9.97%
Iberia Bank	$19,940,000	$21,934,000	$41,874,000	9.97%
Simmons Bank	$10,980,000	$12,078,000	$23,058,000	5.49%
Total	$200,000,000	$220,000,000	$420,000,000	100.00%

ANNEX B

ADDRESSES FOR NOTICES

PRIMORIS SERVICES CORPORATION, as Borrower:

John M. Perisich

Sr. Vice President/General Counsel

26000 Commercentre Dr.

Lake Forest, CA 92630

Telephone:  (949) 454-7110

Facsimile:  (949) 595-5544

CIBC BANK USA, as Administrative Agent, Joint Lead Arranger, Collateral Agent, Issuing Lender and a Lender:

Notices of Borrowing , Conversion, Continuation and Letter of Credit Issuance

120 South LaSalle Street
Chicago, Illinois 60603
Attention: John M. O’Connell
Telephone: (312) 564-1239
Facsimile:  (312) 564-6888

All Other Notices

120 South LaSalle Street

Chicago, Illinois 60603

Attention:  Brad Nelson

Telephone: (312) 564-1351

Facsimile:  (312) 564-1794

With a Copy to:

James E. Carroll

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, Illinois 60603

Telephone:  (312) 324-8445

Facsimile:  (312) 324-9445

BANK OF THE WEST, as Joint Lead Arranger, Issuing Lender and as a Lender:

Nabil B. Khoury

Commercial Banking Group

15165 Ventura Blvd., Ste. 220

Sherman Oaks, CA 91403

Telephone:  (818) 728-3620

Facsimile:  (818) 728-3611

Email:  nabil.khoury@bankofthewest.com

With a Copy to:

William Schoenholz
Shareholder
Buchalter, A Professional Corporation
1000 Wilshire Boulevard, Suite 1500

Los Angeles, CA 90017-1730
Telephone: (213) 891-5004

Facsimile: (213) 630-5654
Email: wschoenholz@buchalter.com

BRANCH BANKING AND TRUST COMPANY, as a Lender:

Allen K. King

Senior Vice President, Corporate Banking

BB&T Capital Markets

2001 Ross Avenue, Suite 2700

Dallas, TX 75201

Telephone:  (214) 234-7775

Facsimile:  (214) 234-7780

Email:  akking@bbandt.com

Janet Wheeler

Vice President, Sales and Service Officer

Capital Markets Corporate Banking

2001 Ross Avenue, Suite 2700

Dallas, TX 75201

Telephone:  (972) 707-6775

BANK OF AMERICA, as a Lender

David Young | BANK OF AMERICA MERRILL LYNCH

Senior Vice President -  Senior Relationship Manager

Global Commercial Banking

520 Newport Center Drive, #1150

Newport Beach, CA 92660

Telephone:  (949) 287-0421

Efax:  (415) 249-5138

Email:  david.young@baml.com

CAPITAL ONE, N.A., as a Lender:

Rene Kiehn
Senior Vice President

600 N. Pearl Street, Ste. 2500
Dallas, TX 75201
Telephone: (214) 855-1628

Facsimile: (214) 855-1624

Email:  Rene.Kiehn@capitalone.com

IBERIABANK, as a Lender:

Philip Coote

Senior Vice President

601 Poydras Street, Suite 2075

New Orleans, LA 70130

Telephone: (504) 310-7371

Email:  Philip.Coote@iberiabank.com

With a copy to:

William H. Langenstein III

Chaffe McCall, LLP

1100 Poydras Street, Suite 2300

New Orleans, LA 70163

Telephone: (504) 585-7037

Facsimile: (504) 585-7075

REGIONS BANK, as a Lender

Darren Abrams

Regions Bank

Director

1717 McKinney Ave. Suite 1100

Dallas, TX 75202

Telephone: (469) 608-2715

Email:darren.abrams@regions.com

SIMMONS BANK, as a Lender:

S. Scott Heady

Senior Vice President

Commercial Banking

Simmons Bank

1800 SE Blue Parkway

Lee’s Summit, MO 64063

Telephone:  (913) 209-6317

Facsimile:

Email:  scott.heady@simmonsbank.com